NEWS RELEASE  September 22, 2005

Trading Symbol: AMM -TSX

www.almadenminerals.com

Almaden Minerals Ltd. Announces Private Placement Financing

Almaden Minerals Ltd. (the “Company”) announces that, subject to TSX acceptance, it proposes a Private Placement through Quest Securities Corporation of up to 3,000,000 Units at a price of $1.70 per Unit. Each Unit will consist of one common share and one Warrant entitling the holder to purchase for a period of 2 years from the Closing 1 additional common share at a price of $2.10 per share. The Warrants will contain a provision whereunder if, during the term of any unexercised Warrant commencing 4 months after the Closing, the common shares of the Company trade on any exchange for a period of 20 consecutive .trading days at a price of $2.75 (Canadian) or greater the Company may, at its option and by notice in writing to each holder, require the holder of the Warrant to exercise such Warrant failing which the Warrant will be deemed to have expired.

A cash commission of 7% of the total gross proceeds realized from the placement of the Units is payable together with non-transferable Brokers’ Warrants in a number equal to 10% of the Units placed. Each Broker’s Warrant will entitle the holder to purchase, for a period of 2 years from the Closing, 1 common share at a price of $1.70 per share.

The Placement is expected to close on or about October 20, 2005.

ON BEHALF OF THE BOARD OF DIRECTORS

“Morgan J. Poliquin”

____________________________

Morgan J. Poliquin, M.Sc., P.Eng.

Director

The Toronto Stock Exchange has not reviewed nor accepted responsibility for the adequacy or accuracy of the contents of this news release which has been prepared by management. Statements contained in this news release that are not historical facts are forward looking statements as that term is defined in the private securities litigation reform act of 1995. Such forward -looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filing with the Securities and Exchange Commission.